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                                                                   EXHIBIT 10.11


                  TERMINATION, SEVERANCE AND RELEASE AGREEMENT


         Termination, Severance and Release Agreement dated as of December 3, 1999, between PubliCARD, Inc., a Pennsylvania corporation (the "Company") and James J. Weis, an individual ("Weis").

         Weis had been President and Chief Executive Officer of the Company until November 3, 1999 and has been a member of its Board of Directors. The Company and Weis desire to provide for the terms on which Weis' employment by the Company will terminate.

         The parties hereto, intending to be legally bound, hereby agree as follows:

         SECTION 1. TERMINATION. Weis' employment by the Company is terminated, effective December 31, 1999. As a result of that termination, Weis will hold no office or position, and after December 31, 1999 will not be employed by, the Company or any of its subsidiaries. Weis further agrees and acknowledges that he
(i) ceased serving in the positions of President and Chief Executive Officer of the Company on November 3, 1999 and (ii) resigned from the Board of Directors of the Company effective as of November 5, 1999. The letter agreement dated February 17, 1987 between the Company and Weis regarding certain conditions of his employment and the agreement dated August 20, 1987 between the Company and Weis are terminated and neither party shall have any liability or obligation thereunder. Weis acknowledges and agrees that this Agreement shall be the exclusive basis on which he is entitled to receive any compensation or benefits of any kind from the Company or any of its subsidiaries.

         SECTION 2.  SEVERANCE PAYMENTS; SHARES.

         2.1 GUARANTEED SEVERANCE. Weis will receive from the Company severance payments at the rate of $25,722.22 for each month during the nine-month period from January 2000 through September 2000 (the "Guaranteed Severance"). The Company shall pay the Guaranteed Severance to Weis on or before the 15th day of the applicable month in monthly installments in cash by check mailed to the address provided in Section 8.3 hereof.

         2.2 ADDITIONAL SEVERANCE. Weis will receive from the Company severance at the rate of $25,722.22 for each month for the nine-month period from October, 2000 through June, 2001 (the "Additional Severance"). During the period, if any, from October, 2000 through the earlier of June, 2001 and the calendar month in which Weis becomes employed by an unrelated third party on a full-time basis the Company shall pay the monthly installments of Additional Severance on or before the 15th day of the applicable month in cash by check mailed to the address provided in Section 8.3 hereof. Weis shall provide written notice of any such full-time employment (as defined in the preceding sentence and the last sentence of this Section 2.2) to the Company on or before the first day of such employment (the "ReEmployment Date"). Within 45 days after the Re-Employment Date, if any, the Company shall pay the balance of the monthly installments of the Additional Severance in a lump-sum issuance of fully paid and non-assessable shares of the Company's common stock, par value $0.10 per share (the "Common Stock"), valued at the average of the closing prices of the Common Stock on the NASDAQ National Market on the ten trading days immediately preceding the ReEmployment Date (the "Additional Severance Shares"). The number of shares of Common Stock to be issued shall be rounded up to the nearest whole number and no fractional shares shall be issued. For purposes hereof, in no event shall Weis be deemed to be employed on a full-time basis by reason of his performance of consulting services, acceptance of part-time employment or start of his own business (either alone or with others).

         2.3 ADDITIONAL SHARES. The Company shall issue to Weis 32,500 fully paid and non-assessable shares of Common Stock (the "Additional Shares") during the first week of January, 2000.

         2.4 REGISTRATION. The Company shall prepare and file with the Securities and Exchange Commission (the "Commission") on or before March 31,
2000 a registration statement under the Securities Act of 1933 (the "Securities Act") for the sale of the Additional Severance Shares and the Additional Shares on the NASDAQ National
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Market (the "Shelf Registration Statement"), and shall use reasonable efforts to have the Shelf Registration Statement declared effective by the Commission as soon as practicable. The Company shall use good faith and diligent efforts to keep the Shelf Registration Statement continuously effective for the period beginning on the date on which the Shelf Registration Statement is declared effective and ending when (i) all Additional Severance Shares and Additional Shares have been sold or (ii) or all Additional Severance Shares and Additional Shares then owned by Weis may be sold without registration under the Securities Act without limitation as to volume or manner of sale. However, the Company shall have no obligation to keep the Shelf Registration Statement effective after September 30, 2001.

         2.5 STOCK OPTIONS. Weis currently holds fully vested options to acquire 165,667 shares of Common Stock (the "Options") granted under the Company's 1993 Long-Term Incentive Plan (the "Plan"); incentive stock options to acquire 174,333 shares were exercised by Weis on November 26, 1999 (in connection with which exercise Weis delivered 47,019 shares of Common Stock in payment of the exercise price).

                  (a) The expiration date of the Options shall be extended to June 30, 2001 (or the stated expiration date thereof, whichever is earlier) and the Options, to the extent currently exercisable, may be exercised at any time or from time to time until June 30, 2001 (or the stated expiration date thereof, whichever is earlier), subject to Section 9 of the Plan. The Options, to the extent then exercisable, shall terminate and cease to be exercisable on June 30, 2001. The Company hereby warrants and represents to Weis that (i) the Company has full right, power and authority to so extend the expiration of the options and (ii) the approval or vote of the stockholders of the Company is not required in order to do same.

                  (b) The exercise price of the Common Stock issuable upon exercise of the Options may be paid by Weis by the delivery of shares of Common Stock owned by him in accordance with Section 6(b) of the Plan, including, without limitation, the Additional Shares and the Additional Severance Shares.

                  (c) The Company hereby warrants and represents to Weis that the shares of Common Stock issuable upon exercise of the Options have been registered under the Securities Act.

         2.6 LIMITATIONS ON SALES. During the period from January, 2000 through June, 2001, Weis shall not offer, sell, contract to sell, transfer or otherwise reduce his risk with respect to any shares of Common Stock (or publicly announce an intention to do any of the foregoing) other than

                  (i) sales during a calendar month in ordinary brokerage transactions effectuated through the NASDAQ National Market of a number of shares of Common Stock not exceeding the quotient obtained by dividing (x) the excess, if any, of (1) the sum of 549,500 (representing the number of shares of Common Stock previously held by Weis or issuable upon exercise of Options held by Weis on the date of this Agreement) and the number of Additional Shares and Additional Severance Shares, if any, issued to Weis during or prior to that calendar month over (2) the number of shares of Common Stock, if any, delivered by Weis in payment of the exercise price of Options during or prior to that calendar month (including the delivery of 47,019 shares referred to below) by (y) 18; and

                  (ii) transfers by gift to members of Weis' family or trusts, partnerships, limited liability companies or other entities for his or their benefit, but only if the transferee enters into an agreement with the Company, in form and substance reasonably satisfactory to the Company, not to offer, sell, contract to sell, transfer or otherwise reduce its risk with respect to any shares of Common Stock (or publicly announce an intention to do any of the foregoing) until after June 30, 2001 except to the extent of sales that Weis would be permitted to effect pursuant to clause (i) on the basis of aggregating the sales effected by Weis and all transferees pursuant to this clause (ii) (Weis hereby agrees that the number of shares of Common Stock he may sell pursuant to clause (i) shall be reduced by all such sales by transferees).

Weis represents and warrants to the Company that during the period from November 3, 1999 through the date of this Agreement he has not offered, sold, contracted to sell, transferred or otherwise reduced his risk with respect to any shares of Common Stock except for 15,700 shares sold and 47,019 shares delivered in connection with the exercise of options as described above. For purposes of this
Section 2.6, (a) any sale or other transaction effected from the date



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of this Agreement through December 31, 1999 shall be deemed to occur in January,
2000 and (b) "reducing risk" includes any short-sale, any purchase, sale or issuance of options or other derivative securities, any pledge or financing or any other similar transaction.

         SECTION 3.  OTHER BENEFITS.

         3.1 OUTPLACEMENT PACKAGE. The Company shall bear the cost of outplacement services obtained by Weis to the extent not exceeding $18,000.

         3.2 MEDICAL INSURANCE. During the period from January 1, 2000 through the earlier of December 31, 2001 and the Re-Employment Date (the "Health Coverage Period") the Company shall (i) continue to provide the current health insurance coverage for Weis and his dependents presently covered by the Company's medical insurance plan (to the extent that such dependents would have continued to be so covered had Weis remained an employee of the Company) or otherwise provide benefits comparable to those provided by the Company's medical insurance plan and (ii) continue the coverage of Weis and such dependents under the Company's Supplemental Medical Plan or otherwise provide benefits comparable to those provided by the Company's Supplemental Medical Plan. In addition, upon expiration of the Health Coverage Period Weis and such dependents shall be entitled to health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 at their own expense. Weis shall, and shall cause his dependents to, cooperate as the Company may from time to time reasonably request in connection with obtaining or insuring the benefits required by this Section.

         3.3 LIFE INSURANCE. The Company shall continue Weis' term life insurance reimbursement benefits through the American Institute of Certified Public Accountants at the current coverage level, and to the extent permitted by the insurer his group life insurance coverage, pro-rated through of June 30, 2001.

         3.4 AUTOMOBILE ALLOWANCE. The Company shall continue to pay Weis an automobile allowance of $850 per month through of June 30, 2001.

         SECTION 4.  OFFICE/EQUIPMENT.

         4.1 USE OF PREMISES; LEASE. The Company shall permit Weis to use on a non-exclusive basis the Company's offices located at One Post Road, Fairfield, Connecticut (the "Premises") through May 31, 2000. Subject to obtaining the consent of the landlord under the lease relating to such Premises (the "Lease"), the Company shall assign the Lease to Weis or his designee effective June 1, 2000 on the basis that the Company has no continuing obligation thereunder. The Company acknowledges that prior to June 1, 2000 it will not take any action or fail to take any reasonable action that it knows would result in the termination of the lease.

         4.2 OFFICE SERVICES, During Weis' occupancy of the Premises through May 31, 2000, Weis shall be entitled to use the telephones and other services currently available at the Premises. The Company shall arrange to have email messages addressed to Weis at jweis@publicard.com promptly forwarded to him at such internet email address as he may specify by notice to the Company. In addition, the Company's reception service shall forward to Weis at the Premises incoming telephone calls and messages until May 31, 2000.

         4.3 EQUIPMENT. The Company hereby transfers to Weis, on an "as is" basis without representation or warranty, ownership of his desk and chairs at the Company's office and the Company's personal computer, laptop, scanners, laserjet printer, home facsimile machine and cellular telephone currently in his possession.

         SECTION 5.  INDEMNIFICATION.

         To the extent permitted by law, the Company shall indemnify Weis with respect to matters arising from his service as a director or officer or employee of the Company as provided by the Company's Articles of Incorporation and By-Laws as currently in effect.

         SECTION 6.  RELEASE.




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         For valuable consideration, the receipt and adequacy of which are hereby acknowledged, Weis hereby releases and forever discharges the Company and its subsidiaries, and their respective past, present and future affiliates, stockholders, officers, directors, employees, agents, and controlling persons, and the respective heirs, administrators, successors and assigns of each of the foregoing (each, a "Releasee"), of and from any and all manner of action or actions, cause or causes of actions, in law or in equity, suits, debts, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown to him, fixed or contingent, choate or inchoate, which Weis ever had, now has or may have at any time arising out of or relating to Weis' employment or status as a director or officer or the termination of such employment or status (or any promise or agreement made or entered into, or any action taken or omitted, in connection with such employment, status or termination), including, but not limited to, those arising under the federal Civil Rights Acts of 1866, 1871, 1964 and 1971, as amended, the Age Discrimination in Employment Act of 1967, as amended by, inter alia, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974 or any other federal, state or local statute or principle of common law. Weis shall refrain from asserting any matter released hereby against any Releasee in any manner, including, but not limited to, by way of counterclaim, offset or defense and shall actively resist any effort to assert on his behalf any such matter. Weis shall indemnify and hold harmless each Releasee from and against all losses, liabilities, claims, damages and expenses (including costs of investigation and defense and reasonable attorneys' fees), arising directly or indirectly from or in connection with the assertion by or on behalf of Weis of any claim or other matter released pursuant to this Section.

         Notwithstanding anything contained herein to the contrary, there is and shall be excepted from the within and foregoing release and discharge any and all of the following: any and all of the obligations of the Company under this Agreement or for the payment of compensation and benefits with respect to Weis' continued employment through December 31, 1999; all of Weis' accrued and/or vested benefits under any pension, profit sharing or other welfare or benefit plan or program in which he is or has been a participant; and any and all rights which Weis may have as an owner of Common Stock and/or Options.

         SECTION 7. NO DISPARAGEMENT. The Company shall not , directly or indirectly, disparage or impugn the reputation of Weis. Weis shall not, directly or indirectly, disparage or impugn the reputation of the Company, any of its subsidiaries or any of their respective shareholders, directors, officers, employees or agents. Weis hereby confirms that he does not intend to and shall not, directly or indirectly, make or deliver to the Company any statement for inclusion (or that the Company might be required to include or refer to) in the Company's proxy statement or any filing by the Company with the Commission.

         SECTION 8.  MISCELLANEOUS.

         8.1 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to any conflicts of laws principles thereof that would call for the application of the laws of any other jurisdiction.

         8.2 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreements.

         8.3 NOTICES. All notices, demands, requests or other communications which may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery (including delivery by courier), or facsimile transmission, addressed as follows (or to such other addresses as a party may specify as to itself by notice to the other):

                  If to the Company:

                  PubliCARD, Inc.
                  Rockefeller Center
                  620 Fifth Avenue
                  New York, New York 10020


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                  Attention: Chairman
                  Telephone: (212) 489-8021
                  Facsimile: (212) 307-5781

                  With a copy to:

                  Kaye, Scholer, Fierman, Hays & Handler, LLP
                  425 Park Avenue
                  New York, New York 10022
                  Attention: Joel I. Greenberg, Esq.
                  Telephone: (212) 836-8201
                  Facsimile: (212) 836-8211

                  If to Weis:

                  James J. Weis
                  5 Sunset Hill Road
                  Redding, Connecticut 06896
                  Telephone & Facsimile: (203) 938-2818

                  With a copy to:

                  Berkowitz, Trager & Trager, LLC
                  253 Post Road West
                  P.O. Box 808
                  Westport, Connecticut 06881
                  Attention: Richard Berkowitz, Esq.
                  Telephone: (203) 226-1001
                  Facsimile: (203) 226-3801

         8.4 BINDING NATURE OF AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided herein.

         8.5 ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

         8.6 INDULGENCES, NOT WAIVERS. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power of privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

         8.7 CONFIDENTIALITY. Weis shall keep the terms of this Agreement confidential and he will not hereafter disclose any information concerning the Company or any of its subsidiaries and/or this Agreement to anyone except his attorneys, accountants, tax and financial advisors, if any, and as otherwise may be required by law.

         8.8 INDEPENDENT JUDGMENT; REVOCATION. The Company and Weis have each been represented and advised by counsel in connection with the negotiation, execution and delivery of this Agreement, have exercised independent



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judgment in connection therewith, and have not relied on any statement, promise, representation or warranty not expressly set forth in this Agreement. Weis may revoke this agreement by written notice given to the Company within seven calendar days after the date on which this Agreement is executed by Weis; if so revoked, this agreement shall be of no effect. Weis hereby waives the benefit of any longer revocation or review period to which he may be entitled under any applicable law.

         8.9 DEATH OR DISABILITY. Notwithstanding anything contained in this Agreement to the contrary, all sums to be paid, stock to be issued and/or benefits to be provided to Weis under this Agreement shall be paid, issued and/or provided, as the case may be, notwithstanding Weis' death or disability at any time after the execution hereof.

         8.10 TIME OF THE ESSENCE. Time is of the essence with respect to the parties' obligations under this Agreement.


                                     PUBLICARD, INC.



                                     By:      _____________________________
                                              Name:
                                              Title:


                                     ______________________________________
                                     James J. Weis



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